                        EX-3.4
                 Certificate of Designation


                           CERTIFICATE OF DESIGNATION

                                       for

                      SERIES C CONVERTIBLE PREFERRED STOCK

                                       of

                              SYMPOSIUM CORPORATION

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

            SYMPOSIUM CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that pursuant to the authority conferred on the board of directors of the Corporation (the "Board of Directors") by the Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors adopted the following resolution establishing a series of 50,000 shares of preferred stock of the Corporation designated as "Series C Convertible Preferred Stock":

            RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Certificate of Incorporation, a series of preferred stock, par value $.001 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative participating, optional or other special rights of, the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                      Series C Convertible Preferred Stock

            1. Designation and Amount and Definitions. (a) There shall be a series of Preferred Stock designated as "Series C Convertible Preferred Stock" and the number of shares constituting such series shall be 50,000. Such number of shares may be increased or decreased by the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to fewer than the number of shares then issued and outstanding. Such series is referred to herein as the "Series C Preferred Stock." Notwithstanding any other provision in this Certificate of Designation of the Series C Preferred Stock (the "Certificate of Designation") to the contrary, such Series C Preferred Stock shall rank pari passu with the Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock") and junior to the Series A Convertible Preferred Stock, par value $.001, (the "Series A Preferred Stock") with respect to dividends and the distribution of assets upon liquidation, dissolution or winding up.

            (b) As used in this Certificate of Designation, except as otherwise provided in Subsection 4(c), the following terms shall have the following meanings:

                  (i) "Closing Sale Price" for any security for each trading day shall be the reported per share closing sale price of such security regular way on the Stock Market on such trading day, or, if there were no transactions on such trading day, the average of the reported closing bid and asked prices, regular way, of such security on the relevant Stock Market on such trading day.

                  (ii) The "Dividend Record Date" shall mean March 15, 2000 and
            15 days prior to the Mandatory Redemption Date.

                  (iii) "Fair Market Value" of any asset (including any
            security) means the fair market value thereof determined in good faith by the Board of Directors of the Corporation.

                  (iv) "Junior Stock" shall mean the Common Stock, and any
            shares of preferred stock of any series or class of the Corporation, whether presently outstanding or hereafter issued, which are junior to the shares of Series C Preferred Stock with respect to (i) the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) dividends or
            (iii) voting; provided, however, that Junior Stock shall not include the Series B Preferred Stock.

                  (v) "Market Price" shall mean the average Closing Sale Price for twenty (20) consecutive trading days, ending with the trading day prior to the date as of which the Market Price is being determined (with appropriate adjustments for subdivisions or combinations of shares effected during such period), provided that if the prices referred to in the definition of Closing Sale Price with respect to any security cannot be determined on any trading day, the Closing Sale Price for such trading day will be deemed to equal Fair Market Value of such security on such trading day.

                  (vi) "Registered Holders" shall mean, at any time, the holders of record of the Series C Preferred Stock.

                  (vii) "Stated Value" shall mean $100.00 per share of Series C
            Preferred Stock (subject to appropriate adjustment for any stock split, combination, reclassification or reorganization of the Series C Preferred Stock).

                  (viii) The "Stock Market" shall mean, with respect to any
            security, the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System ("NNM") or The Nasdaq SmallCap Market ("SCM" and, together with NNM, "Nasdaq") or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by the Corporation for that purpose.

                  (ix) A "trading day" shall mean a day on which the relevant
            Stock Market is open for the transaction of business.

            2. Dividends and Distributions. (a) The holders, as of the Dividend Record Date of the Series C Preferred Stock shall be entitled to receive quarterly dividends on their respective shares of Series C Preferred Stock (aggregating, for this purpose, all shares of Series C Preferred Stock held of record or, to the Corporation's knowledge, beneficially by such holder), payable, at the option of the Corporation, in cash or shares of Common Stock, at the rate of 10% per annum (computed on the basis of a 360-day year of twelve 30 day months) of the Stated Value of the Series C Preferred Stock, payable quarterly in arrears; provided that, to the extent the declaration or payment of such dividend is prohibited by applicable law, such dividend need not be paid but shall nevertheless accrue and shall be paid promptly when applicable law permits. Such dividends shall accrue from the date of issuance of such share and shall be paid on April 1, 2000 and the Mandatory Redemption Date (each a "Dividend Payment Date"). Such dividends shall be paid, at the election of the Corporation, either in cash or duly authorized, fully paid and non assessable shares of Common Stock. In calculating the number of shares of Common Stock to be paid with respect to each dividend, the Common Stock shall be valued at its Market Price as of the relevant Dividend Payment Date. Notwithstanding the foregoing, the Corporation shall not be required to issue fractional shares; the Corporation may elect, in its sole discretion, independently for each holder, whether such number of shares (on an aggregated basis) will be rounded to the nearest whole share or whether such holder will be given cash in lieu of any fractional shares.

            (b) All dividends or distributions declared upon the Series C Preferred Stock shall be declared pro rata per share.

            (c) Any reference to "distribution" contained in this Section 2 shall not be deemed to include any distribution made in connection with or in lieu of any Liquidation Event (as defined below).

            (d) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

            (e) So long as any shares of the Series C Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends, on a parity with the Series C Preferred Stock, for any period unless all dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series C Preferred Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the Series C Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Series C Preferred Stock, all dividends declared upon such other stock shall be declared pro rata so that the amounts of dividends per share declared on the Series C Preferred Stock and such other stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series C Preferred Stock and on such other stock bear to each other.

            (f) So long as any shares of the Series C Preferred Stock are outstanding, no other stock of the Corporation ranking on a parity with the Series C Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation unless the dividends, if any, accrued on all outstanding shares of the Series C Preferred Stock shall have been paid or set apart for payment.

            3. Liquidation Preference. (a) In the event of a (i) liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary,
(ii) a sale or other disposition of all or substantially all of the assets of the Corporation or (iii) any consolidation, merger, combination, reorganization or other transaction in which the Corporation is not the surviving entity or shares of Common Stock constituting in excess of 50% of the voting power of the Corporation are exchanged for or changed into stock or securities of another entity, cash and/or any other property (a "Merger Transaction") (items (i), (ii) and (iii) of this sentence being collectively referred to as a "Liquidation Event"), after payment or provision for payment of debts and other liabilities of the Corporation, the holders of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock of the Corporation, an amount equal to the sum of the Stated Value and any dividends owed to the holders of Series C Preferred Stock; provided, however, in the case of a Merger Transaction, such payment may be made in cash, property (valued as provided in Subsection 3(b)) and/or securities (valued as provided in Subsection 3(b)) of the entity surviving such Merger Transaction. In the case of property or in the event that any such securities are subject to an investment letter or other similar restriction on transferability, the value of such property or securities shall be determined in good faith by the Board of Directors of the Corporation. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series C Preferred Stock on the basis of the number of shares of Series C Preferred Stock held. Notwithstanding item (iii) of the first sentence of this Subsection 3(a), any consolidation, merger, combination, reorganization or other transaction in which the Corporation is not the surviving entity but the stockholders of the Corporation immediately prior to such transaction own in excess of 50% of the voting power of the corporation surviving such transaction and own amongst themselves such interest in substantially the same proportions as prior to such transaction, shall not be considered a Liquidation Event provided that the surviving corporation shall make appropriate provisions to ensure that the terms of this Certificate of Designation survive any such transaction. All shares of Series C Preferred Stock shall rank as to payment upon the occurrence of any Liquidation Event senior to the Junior Stock, junior to the Series A Preferred Stock and, unless the terms of such series shall provide otherwise, senior to all other series of the Corporation's preferred stock.

            (b) Any securities or other property to be delivered to the holders of the Series C Preferred Stock pursuant to Subsection 3(a) hereof shall be valued as follows:

                  (i) Securities not subject to an investment letter or other similar restriction on free marketability:

                        (A) If actively traded on a Stock Market, the per share
                  value shall be deemed to be the Market Price of such securities as of the third day prior to the date of valuation.

                        (B) If not actively traded on a Stock Market, the value
                  shall be the Fair Market Value of such securities.

                  (ii) For securities for which there is an active public market but which are subject to an investment letter or other restrictions on free marketability, the value shall be the Fair Market Value thereof, determined by discounting appropriately the per share Market Price thereof.

                  (iii) For all other securities, the value shall be the Fair
            Market Value thereof.

            4. Conversion.

            (a) Right of Conversion. The shares of Series C Preferred Stock shall be convertible at any time, in whole or in part, at the option of the holder thereof and upon notice to the Corporation as set forth in Subsection 4(b), into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. The initial conversion price per share of Common Stock (the "Conversion Price"), shall be $2.00 and shall be subject to adjustment as provided herein. The rate at which each share of Series C Preferred Stock is convertible at any time into Common Stock (the "Conversion Rate") shall be determined by dividing the then existing Conversion Price (determined in accordance with this Section 4) into the Stated Value; provided, however, that if the Corporation shall fail to redeem all of the outstanding Series C Preferred Stock by the Mandatory Redemption Date (as hereinafter defined), as provided for under Section 5 hereof, the Conversion Price shall thereafter be the Initial Per Share Exercise Price (as defined in the form of Warrant attached hereto as Exhibit A).

            (b) Conversion Procedures. Any holder of shares of Series C Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series C Preferred Stock at the office of the transfer agent for the Series C Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series C Preferred Stock and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock are to be issued. The Corporation need not deem a notice of conversion to be received unless the holder complies with all the provisions hereof. The Corporation will instruct the transfer agent (which may be the Corporation) to make a notation of the date that a notice of conversion is received, which date of receipt shall be deemed to be the date of receipt for purposes hereof.

            The Corporation shall, as soon as practicable after such deposit of certificates evidencing shares of Series C Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series C Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, subject to Subsection 4(e). Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series C Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Series C Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Series C Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date. No adjustments in respect of any accrued dividends on shares surrendered for conversion or any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series C Preferred Stock.

            The Corporation shall at all times, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock.

            All notices of conversion shall be irrevocable; provided, however, that if the Corporation has sent notice of an event pursuant to Subsection 4(g) hereof, a holder of Series C Preferred Stock may, at its election, provide in its notice of conversion that the conversion of its shares of Series C Preferred Stock shall be contingent upon the occurrence of the record date or effectiveness of such event (as specified by such holder), provided that such notice of conversion is received by the Corporation prior to such record date or effective date, as the case may be.

            (c) Protection Against Dilution.

                  (i) If the Corporation shall (x) pay a dividend or other distribution, in Common Stock, on the Common Stock, (y) subdivide the outstanding Common Stock into a greater number of shares or (z) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted so that the Registered Holder of any shares of Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such Registered Holder would have owned or have been entitled to receive upon the happening of such event had such Series C Preferred Stock been converted immediately prior to the relevant record date or, if there is no such record date, the effective date of such event. An adjustment made pursuant to this Paragraph 4(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution or shall become effective immediately after the effective date of such subdivision or combination, as the case may be.

                  (ii) In the event of any capital reorganization or reclassification, or any consolidation or merger to which the Corporation is a party other than a merger or consolidation in which the Corporation is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Corporation as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Corporation), the holders of Series C Preferred Stock shall have the right thereafter to receive upon conversion the kind and amount of securities, cash or other property which the holders would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had the holders converted immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 4 with respect to the rights and interests thereafter of the holders of Series C Preferred Stock to the end that the provisions set forth in this Section 4 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of Series C Preferred Stock. The above provisions of this Paragraph 4(c)(ii) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of Series C Preferred Stock shall be responsible for all of the agreements and obligations of the Corporation hereunder. A sale of all or substantially all of the assets of the Corporation for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

            (d) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 per share of Common Stock; provided, however, that any adjustments which by reason of this Subsection 4(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
Section 4 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

            (e) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. If more than one certificate evidencing shares of Series C Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of such aggregate number of shares of Series C Preferred Stock, the Corporation may elect, in its sole discretion, independently for each holder, whether such number of shares of Common Stock will be rounded to the nearest whole share or whether such holder will be given cash, in lieu of any fractional share, in an amount equal to the same fraction of the Market Price of the Common Stock as of the close of business on the day of conversion.

            (f) Reservation of Shares; Transfer Taxes, Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall be sufficient to effect the conversion of all shares of Series C Preferred Stock from time to time outstanding. The Corporation shall use its best efforts from time to time, in accordance with the laws of the State of Delaware to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized, unissued and unreserved Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Series C Preferred Stock.

            The Corporation shall pay any and all issue or other taxes (excluding any income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series C Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or need not be paid.

            (g) Prior Notice of Certain Events. In case:

                  (i) the Corporation shall declare any dividend (or any other distribution) on the Common Stock; or

                  (ii) the Corporation shall authorize the granting to the
            holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

                  (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value); or

                  (iv) of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                  (v) of any Liquidation Event;

then the Corporation shall cause to be filed with the transfer agent for the Series C Preferred Stock, and shall cause to be mailed to the Registered Holders, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least 20 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange or Liquidation Event is expected to become effective, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such exchange or Liquidation Event and the consideration, including securities or other property, to be received by such holders upon such exchange; provided, however, that no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

            (h) Other Changes in Conversion Rate. The Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the Conversion Rate is so increased, the Corporation shall mail to the Registered Holders a notice of the increase at least 15 days before the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period it will be in effect.

            The Corporation may make such increases in the Conversion Rate, in addition to those required or allowed by this Section 4, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

            Notwithstanding anything to the contrary herein, in no case shall the Conversion Price be adjusted to an amount less than $.001 per share, the current par value of the Common Stock into which the Series C Preferred Stock is convertible.

            (i) Ambiguities/Errors. The Board of Directors of the Corporation shall have the power to resolve any ambiguity or correct any error in the provisions relating to the convertibility of the Series C Preferred Stock, and its actions in so doing shall be final and conclusive.

            5. Redemption. (a) At any time, the Corporation may redeem (an "Optional Redemption") the Series C Preferred Stock in whole or in part, by paying the Redemption Price (as defined below). No later than the earlier of 180 days after the issuance of the Series C Preferred Stock and (ii) 20 days following the closing of any transaction, occurring after the issuance of the Series C Preferred Stock, whereby the Corporation, as a result of the issuance of debt or equity securities, receives net proceeds in excess of $10,000,000 (the earlier such date, the "Mandatory Redemption Date"), the Corporation shall redeem the Series C Preferred Stock in whole, by paying, to the holders of the shares of Series C Preferred Stock, the Redemption Price. The "Redemption Price" shall mean the sum of the Stated Value and any dividends owed to the holders of Series C Preferred Stock.

             (b) No greater than 60 nor fewer than 10 days prior to the date of any Optional Redemption, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series C Preferred Stock to be redeemed, addressed to such holders at their last addresses as shown on the stock transfer books of the Corporation. Each such notice shall specify the date fixed for redemption, the place or places for surrender of shares of Series C Preferred Stock and the then effective Conversion Rate pursuant to Section 4.

            Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given by the Corporation on the date deposited in the mail, whether or not the holder of the Series C Preferred Stock receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the holders of the shares to be redeemed shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. On or after the date fixed for redemption (the "Take-Out Date") as stated in such notice, each holder of shares called to be redeemed shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice of redemption. After the mailing of such notice, but before the Take-Out Date as stated therein, all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to convert such shares pursuant to Section 4 and to have such shares redeemed upon surrender of their certificates therefor, pursuant to this Section 5) shall terminate. On or after the Take-Out Date, notwithstanding that the certificates evidencing any shares properly called for redemption shall not have been surrendered, such shares shall no longer be deemed outstanding and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to have such shares redeemed upon surrender of their certificates therefor, pursuant to this Section 5) shall terminate.

            6. Outstanding Shares. For purposes of this Certificate of Designation, a share of Series C Preferred Stock, when issued, shall be deemed outstanding except (i) from the date of redemption, all shares of Series C Preferred Stock redeemed pursuant to Section 5 and (ii) from the date of registration of transfer, all shares of Series C Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

            7. Springing Warrants. If on or before 180 days after the issuance of the Series C Preferred Stock the Corporation has not redeemed all outstanding shares of Series C Preferred Stock as provided for under Section 5 hereof, then the Corporation shall issue to the holders of outstanding Series C Preferred Stock warrants to purchase 7 shares of Common Stock (appropriately adjusted for stock splits, combinations and the like) per share of outstanding Preferred Stock (rounded to the nearest whole share) for each 30-day period commencing on the day after the Mandatory Redemption Date provided that such share of Series C Preferred Stock remains outstanding, beginning on the first day of such 30-day period. Such warrants shall be in substantially the form attached hereto as Exhibit A.

            8. Status of Acquired Shares. Shares of Series C Preferred Stock received upon conversion or redemption pursuant to Section 4 or Section 5 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued.

            9. Preemptive Rights. The Series C Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

            10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such changes as shall be necessary to render the provision in question effective and valid under applicable law.

                            [Signature page follows]

            IN WITNESS WHEREOF, Tim S. Ledwick, an authorized officer of the Corporation, acting for and on behalf of the Corporation, has hereunto subscribed his name this ____ day of January, 2000.

                                          SYMPOSIUM CORPORATION


                                          By: /s/ Tim S. Ledwick
                                              ---------------------------------
                                          Name: Tim S. Ledwick
                                          Title:  Chief Financial Officer